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                                                                      EXHIBIT 12




                THE UPJOHN COMPANY AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)



                                                             Years Ended December 31,
                                             ---------------------------------------------------------
                                               1994        1993        1992         1991        1990
                                             --------    --------    --------     --------    --------
Earnings from continuing operations before
 accounting changes, income taxes and
 minority equity                             $643,296    $480,037    $671,903     $693,767    $624,860

Less: Equity in undistributed net income
 (loss) of companies owned less than 50%
                                                2,264       3,119       2,212        1,455       1,742
                                             --------    --------    --------     --------    --------

                                              641,032     476,918     669,691      692,312     623,118

Add: Amortization of previously capitalized
 interest                                       4,417       4,009       3,799        3,109       2,922

Fixed charges included in the above:
 Interest and amortization of debt expense
                                               51,496      58,381      58,155       46,851      53,502

 Rental expense representative of an
  interest factor                              12,903      12,221      11,495       10,563       9,426
                                             --------    --------    --------     --------    --------

Earnings from continuing operations before
 accounting changes, income taxes, minority
 equity and fixed charges                    $709,848    $551,529    $743,140     $752,835    $688,968
                                             ========    ========    ========     ========    ========

Interest incurred and amortization of debt
 expense                                       63,599      74,080      69,163       59,920      61,146

Rental expense representative of an
 interest factor                               12,903      12,221      11,495       10,563       9,426
                                             --------    --------    --------     --------    --------

Total fixed charges                           $76,502     $86,301     $80,658      $70,483     $70,572
                                             ========    ========    ========     ========    ========

Ratio of earnings to fixed charges               9.28        6.39        9.21        10.68        9.76
                                             ========    ========    ========     ========    ========
